[Letterhead of Morgan & Company]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 Registration Statement of Patch International Inc. (the "Company") of our report, dated August 10, 2005, on the consolidated balance sheets of the Company as of May 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended, which report appears in the Annual Report on Form 10-KSB for the Company for the year ended May 31, 2004.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Vancouver, BC
September 22, 2005

/s/ Morgan & Company
Chartered Accountants